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                                   EX-99
                               Press Release


                                                                    EXHIBIT 99

                            STEEL OF WEST VIRGINIA

PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE
                                                  CONTACT:  MARK G. MEIKLE, VICE
                                                      PRESIDENT, TREASURER & CFO
                                                                  (304) 696-8200


            STEEL OF WEST VIRGINIA ADOPTS STOCKHOLDERS RIGHTS PLAN

            Huntington, West Virginia, March 17, 1997.

            Steel of West Virginia, Inc. (NMS - SWVA) announced today that it has adopted a Stockholder Rights Plan (the "Plan") and has declared a distribution of one Right (a "Right") for each outstanding share of the Company's Common Stock to stockholders of record at the close of business on March 28, 1997, and for each share of Common Stock issued by the Company thereafter and prior to the subsequent distribution date of the Rights. Prior to such subsequent distribution date, the Rights will trade with the Company's Common Stock. The Company also announced that the adoption of the Plan reflects the commitment of its Board of Directors to the Company's business strategy and expansion plan, and that the Plan is a customary way to protect the stockholders' interests as that strategy and plan are pursued.

            The threshold for triggering subsequent distribution of the rights is 10 days following the acquisition by a non-exempt person as a result of which such person becomes the beneficial owner of 15% (20% in the case of certain current stockholders of 10% or more) or more of the then outstanding shares of Company Common Stock, 10 days following commencement of an offer to acquire 15% or more of the then outstanding shares of Company Common Stock, or such later date as the Company's independent directors shall determine.

            Each Right entitles the registered holder, subject to the terms of a Rights Agreement, to purchase from the Company one-half of one share of Company Common Stock at a Purchase Price of $13.00 per Right, subject to adjustment. No less than two rights, and only whole multiples of two rights, may be exercised by a holder.

            The Rights are not exercisable until the subsequent distribution date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless redeemed by the Company as described below.

            As soon as practicable after the distribution date, Rights Certificates will be mailed to holders of record of Company Common Stock as of the close of business on the distribution date and, thereafter, the separate Rights Certificates alone will represent the Rights.

            In the event that (i) the Company is the surviving corporation in a merger with an acquiring person and shares of Company Common Stock shall remain outstanding, (ii) a person becomes the beneficial owner of 15% (20% in the case of certain current stockholders of 10% or more) or more of the then outstanding shares of Company Common Stock, (iii) an acquiring person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or (iv) during such time as there is an acquiring person, an event occurs which results in such acquiring person's ownership interest being increased by more than 1% (e.g. by means of a reverse stock split or recapitalization), then in each such case, each holder of two Rights (other than those held by an acquiring person) will thereafter have the right to receive, upon exercise, shares of
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Company Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a current market value equal to two times the exercise price of the Rights.

            In the event that (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any person consolidates or merges with the Company and all or part of the Company Common Stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of two Rights (other than those held by an acquiring person) shall thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the Rights.

            A majority of the independent directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (subject to adjustment in certain events) (the "Redemption Price"), payable, at the election of such majority of the Company's independent directors, in cash or shares of Company Common Stock. Immediately upon the action of a majority of the independent directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

            Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Company Common Stock (or other consideration).

            Any of the provisions of the Rights Agreement may be amended without the approval of the holders of Company Common Stock at any time prior to the distribution date. After the distribution date, the provisions of the Rights Agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the Rights Agreement; provided however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

            Steel of West Virginia, Inc. is headquartered in Huntington, West Virginia. The company custom designs and manufacturers special steel products principally for use in the construction of truck trailers, industrial lift trucks, off-highway construction equipment (such as bulldozers and graders), guard rail post and mining industry.